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                                                                   Exhibit 99.1

2 Quaker Road, P.O. Box 2900                            N E W S   R E L E A S E
Pomona, NY 10970
914-362-1100


CONTACT: Carol A. Cox, 914-348-6808 EMAIL:    ccox@barrlabs.com


BARR LABORATORIES & DUPONT PHARMACEUTICALS TO FORM STRATEGIC RELATIONSHIP

POMONA, NEW YORK, JANUARY 20, 2000 Barr Laboratories, Inc. (NYSE-BRL) and DuPont Pharmaceuticals Company, a wholly owned subsidiary of DuPont (NYSE:DD) today announced that they have signed a letter of intent to create a broad strategic relationship to develop, market and promote five (5) different proprietary products. Details of the transaction were not disclosed.

As a result of the strategic relationship outlined in the Letter of Intent, DuPont Pharmaceuticals and Barr will establish cooperative marketing, technology and business development arrangements. Each company will supply a group of proprietary products. DuPont will invest up to $45 million in development of three (3) Barr proprietary products in exchange for royalties on those products and rights to acquire Barr common stock. DuPont will also perform the marketing of Barr's first proprietary product and may assist in the marketing of certain other Barr proprietary products under development.

"This Letter of Intent represents an opportunity to significantly accelerate Barr's transition from a generic company to a specialty pharmaceutical company with significant proprietary products," said Bruce L. Downey, Barr's Chairman and Chief Executive Officer. "It would create a partnership between Barr and one of the leaders in brand pharmaceutical marketing, and resolves our need to build a sales and marketing organization for Barr's first proprietary product. Instead of looking back, we are taking this opportunity to significantly strengthen Barr's position in the proprietary pharmaceutical arena."

"This new relationship with Barr supports one of our core business objectives, which is to participate in the development of promising new drugs," said Kurt M. Landgraf, Chairman and Chief Executive Officer of DuPont Pharmaceuticals. "Barr Laboratories provides a strategic alliance that will enhance our ability to develop and market new drug products for a large and growing market."

Upon finalization of this agreement, DuPont Pharmaceuticals and Barr Laboratories have agreed to terminate all litigation between the two companies. "It is time for us to put the litigation behind us and to work together to bring the benefits of our new alliance to our shareholders and to consumers," said Downey and Landgraf.

Both companies said that they believe an open dialogue regarding the utilization of both brand and generic products advances the interest of patients.

Barr Laboratories, Inc. is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals.

DuPont Pharmaceuticals is a worldwide business that focuses on research, development and delivery of pharmaceuticals to treat unmet medical needs in the fights against HIV, cardiovascular disease, central nervous system disorders, cancer and arthritis-related disorders. DuPont Pharmaceuticals is also a leader in medical imaging.

Safe Harbor Statement: To the extent that any statements made in this release contain information that is not historical, these statements are essentially forward-looking and actual results may differ materially. These statements are subject to risks and uncertainties, including the timing and outcome of legal proceedings, the difficulty of predicting FDA approvals, market and customer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, obtaining funding for certain R&D projects, timing and success of new product development and launch, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time-to-time in the Company's filings with the Securities and Exchange Commission. Forward-looking statements can be identified by their use of words such as "expects," "plans," "will," "believes," "estimates," "intends" and other words of similar meaning. Should known or unknown risks or uncertainties materialize, or should our assumptions prove inaccurate, actual results could vary materially from those anticipated. The Company undertakes no obligation to publicly update any forward-looking statements.

[EDITOR'S ADVISORY: Barr Laboratories, Inc. news releases are available free of charge through PR Newswire's News On-Call fax service. For a menu of Barr's previous releases, or to receive a specific release via fax call : 800-758-5804 -- ext. 089750. For complete indications, warnings and contraindications, contact Barr Laboratories' Professional Services Department at 1-800-Barr Lab.]

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